Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Completes Acquisition of Thermal Management Businesses

Pentair’s Enclosures Group Expands into Growing Thermal Market

GOLDEN VALLEY, Minn. — December 1, 2005 — Pentair, Inc. (NYSE: PNR) today announced that it has completed the acquisition of the McLean Thermal Management, Aspen Motion Technologies and Electronic Solutions businesses from APW, Ltd. These businesses provide thermal management solutions and integration services to the telecommunications, data communications, medical and security markets.

The businesses join Pentair’s Enclosures Group which, including this acquisition, is expected to have annual sales of nearly $1 billion in 2006.

“The completion of this acquisition marks an exciting opportunity for Pentair’s high performing Enclosures team to expand into the thermal management market,” said Randall J. Hogan, Pentair chairman and chief executive officer. “With this acquisition, we will enhance Enclosures’ capabilities, continue to drive growth and leverage our proven operations competence in these new businesses.”

Pentair expects the transaction to be accretive to its earnings per share in the first 12 months of ownership. The Company noted the purchase price, before taking tax benefits and transaction costs into account, amounted to approximately $137.5 million.

Michael V. Schrock, chief operating officer of Pentair’s Enclosures and Filtration businesses, noted bright growth prospects for the acquired businesses.

“Enclosures’ first priority has been, and continues to be, delivery of superior products and service, and we will continue to meet customer needs throughout the integration process,” Schrock said. “Through this acquisition, we will leverage our distribution network to access new markets into which we can sell thermal management products, while broadening the scope and depth of the product offering itself.”

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Schrock added, “The Enclosures team is already applying Pentair’s thorough integration management process to achieve our performance expectations for the acquired businesses. We intend to integrate these businesses quickly, efficiently, and to the benefit of our employees and customers as a result of our comprehensive planning.”

About Pentair’s Enclosures Group

Pentair’s Enclosures Group produces technologically advanced systems to house and protect sophisticated electronics. Through its Hoffman®, Schroff®, Pentair Electronic Packaging™ and Taunus™ businesses, Pentair Enclosures serves the industrial, commercial, telecommunications, data communications and networking markets worldwide.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues from continuing operations of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

This press release contains statements that Pentair believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including any statements about Pentair’s anticipated sales, earnings, synergies or other results or expected benefits of the acquisition of these businesses. These forward-looking statements generally can be identified by the use of words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those currently anticipated, including the company’s ability to successfully integrate the operations of these businesses, and the risk that expected synergies may not be fully realized or may take longer to realize than expected. Forward-looking statements included herein are made as of the date hereof and Pentair undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

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Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com